Exhibit 99.1

Worthington Industries Launches Joint Venture in China

Worthington Global Group targets emerging international markets for residential construction
JV will drive first substantial light gauge steel-framed construction in burgeoning provinces

COLUMBUS, Ohio--(BUSINESS WIRE)--January 4, 2011--Reflecting its focus on identifying growth opportunities for housing in China, Worthington Industries, Inc. (NYSE: WOR) announced today the creation of a joint venture to manufacture light gauge steel framing products and to design, engineer and supply light gauge steel-framed mid-rise residential buildings in five Central Chinese provinces. Worthington joins with Hubei Modern Urban Construction & Development Group Co., Ltd. (HMUCG) of China in the 40/60 joint venture, which will be known as Worthington Modern Steel Framing System Co., Ltd.

The China joint venture is an initiative of the Worthington Global Group, created recently to leverage Worthington’s capabilities in markets with growth opportunities, particularly where governments seek to develop housing for their growing middle class populations. The joint venture will operate in the Chinese provinces of Hubei, Hunan, Henan, Jiangxi and Anhui, which have a combined population of approximately 300 million.

“This joint venture is a great example of our global strategy for our mid-rise system as we introduce steel framing to new markets. We have identified several attractive and developing worldwide markets with strong demographics that have the potential to provide a magnitude of scale,” Worthington Industries Chairman and CEO John McConnell said. “Our global strategy provides an opportunity to enhance the demand for light gauge steel-framed residential structures and allows us to leverage our core competencies in metals manufacturing, and in design and engineered building products.

“We have invested resources in China over the past five years to pursue this market, and those efforts are starting to pay off,” McConnell said. “Our Shanghai design office has been engaged in trial steel-framed mid-rise buildings for several months with the Ministry of Construction as China focuses on national building codes that promote steel framing.”

McConnell also said that the Worthington Global Group has been working on a large-scale project in Mozambique, Africa, underway since September 2010. The project involves the construction of up to 26 residential buildings using Worthington’s steel framing system on the campus of the All-Africa Games, scheduled for September 2011. These buildings will have a total of 900,000 square feet which will require nearly 4,000 tons of steel. The majority of the studs and stairs are being exported from Worthington’s U.S. operations. “This project provides the opportunity for us to show the attributes of our steel framing system in an international setting. Our design and building methods can deliver this type of project in a much shorter time frame than traditional building methods,” said McConnell.

The China joint venture, will also supply curtain wall and interior framing solutions for commercial buildings and operate out of a facility being constructed in the city of Xintao, near Wuhan, in the Hubei province. Xintao is considered one of eight “Ring Cities” and is the site of the Sino-Canada High-Technology Industrial development. This development is a joint effort of the Balloch Group of Canada and HMUCG. It will serve as a catalyst for the demand of steel-framed products. Wuhan, the primary city in the Hubei region, is the target of significant development efforts by the Chinese government under its “Rise of Central China Program,” which includes a focus on developing second-tier cities.

About Hubei Modern Urban Construction & Development Group (HMUCG)

Established in 2003, HMUCG is a construction and real-estate development firm with strong commercial ties based in the Hubei province. In conjunction with the Balloch Group of Canada, HMUCG is developing the Modern Sino-Canada Science and Technology center in one of the eight ring cities of Wuhan. This sizeable development is expected to provide significant demand for the Worthington Modern Steel Framing System Joint Venture.

About Worthington Global Group

Worthington Global Group operates with a business platform that includes high density mid-rise residential construction in emerging international markets. It is led by Ralph Roberts, a Worthington veteran of more than 30 years. The Global Group is leveraging the expertise gained from the construction of more than 10 million square feet of mid-rise buildings over the last six years in the U.S. using W-IBS (Worthington Integrated Building System), a highly engineered steel framing system.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2010 fiscal year sales of approximately $1.9 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial tanks, camping cylinders, alternative fuel storage, and scuba tanks; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; current and past model automotive service stampings; metal ceiling grid systems; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, and laser welded blanks. Worthington employs approximately 6,500 people and operates 65 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the expected benefits of the joint venture including the expectations for expansion and growth; the potential for acceptance, demand and growth of the Company’s building system, and of steel framed products; and other non-historical matters constitute “forward looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those risks described from time to time in filings with the United States Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com